Exhibit 4.2

Execution Copy
AMENDED AND RESTATED
INVESTOR RIGHTS AGREEMENT
DATED: SEPTEMBER 17, 2008

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TABLE OF CONTENTS
(continued)

Page
4.2 Successors and Assigns	18

4.3 Severability	18

4.4 Amendment and Waiver	18

4.5 Delays or Omissions	18

4.6 Notices	19

4.7 Headings	19

4.8 Complete Agreement	19

4.9 Counterparts; Facsimile Copies	19

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AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
     This AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this “Agreement”) is entered into as of September 17, 2008, by and among GRAND CANYON EDUCATION, INC., a Delaware corporation formerly known as Significant Education, Inc. (the “Company”); each person listed on Schedule A hereto as an “Investor” (the “Investors”); each holder of Common Stock set listed on Schedule A hereto as a “Common Stockholder” (the “Common Stockholders”); and SPIRIT MANAGEMENT COMPANY, a Maryland corporation (“Spirit”).
RECITALS
     WHEREAS, the Company has agreed to provide to the Investors, the Common Stockholders and Spirit registration rights, information rights, and other rights as set forth herein.
     NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties mutually agree as follows:
SECTION 1
AGREEMENT GENERAL
     1.1 Definitions. As used in this Agreement the following terms shall have the following respective meanings:
     “Affiliate” of a Holder means any member, manager, general or limited partner of such Holder or any other person, entity or investment fund controlling, controlled by or under common control with such Holder.
     “Business Plan” has the meaning specified in Section 3.7 hereof.
     “Common Stock” means the Company’s Common Stock, par value $.01 per share, and any other common equity securities issued by the Company, and any other shares of stock issued or issuable with respect thereto (whether by way of stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation, or other corporate reorganization).
     “DOE” shall mean the United States Department of Education.
     “Endeavour Directors” shall have the meaning specified in the Amended and Restated Stockholders Agreement dated the date hereof by and among the Company and the other parties named therein.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.
     “HLC” means the Higher Learning Commission of the North Central Association of Colleges and Schools.
     “Holder” means any Common Stockholder, any Investor, Spirit or any holder of Registrable Securities to whom the registration rights conferred by this Agreement to a Common Stockholder or Spirit have been transferred in compliance with Section 2.9 hereof.
     “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.
     “Initiating Holders” has the meaning specified in Section 2.1 hereof.
     “Material Adverse Effect” means, when used in connection with the Company or any other person, any event, circumstance, change or effect that is or is reasonably likely to be materially adverse to the business (including, but not limited to, governmental and student relations and their effect thereon), condition (financial or otherwise), assets, liabilities, or result of operations of such person.
     “Qualified Public Offering” has the meaning specified in Section 2.1 hereof.
     “Registrable Securities” means (i) shares of Common Stock held by any Holder as of the date of this Agreement, (ii) shares of Common Stock issued or issuable upon conversion of the Shares, (iii) shares of Common Stock issued or issuable pursuant to the exercise of the Warrant, and (iv) shares of Common Stock issued or issuable upon any stock split, stock dividend, recapitalization or similar event with respect to the Common Stock covered by (i), (ii) and (iii) above and any other securities issued in exchange of or replacement of such Common Stock. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when they have been distributed to the public pursuant to a public offering registered under the Securities Act or sold to the public through a broker, dealer or market maker in compliance with Rule 144 under the Securities Act (or any similar rule then in force).
     “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.1, 2.2 and 2.3, hereof, including, without limitation, all registration and filing fees (exclusive of underwriting discounts and commissions), printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).
     “Regulatory Approvals” shall mean any licenses, permits, authorizations, approvals, clearances, consents, certificates and other evidences of approvals or authority issued by any Regulatory Entities.
     “Regulatory Entities” shall mean any person, entity or organization, whether governmental, government chartered, private, or quasi-private, that engages in granting or withholding Regulatory Approvals for and regulates post-secondary schools, their agents, or employees in accordance with standards relating to the performance, operation, financial condition, or academic standards of such schools, and the provision of financial assistance by and to such schools, including but not limited to the DOE, the HLC, and any other approval, licensing, or accrediting authority.
     “School” shall mean the single institution, with the Office of Postsecondary Identification Number 00107400, including all of its locations and educational programs.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of counsel included in the Registration Expenses).
     “Series A Preferred Stock” shall mean the Company’s Series A Convertible Preferred Stock, par value $0.01 per share, and any other shares of stock issued or issuable with respect thereto (whether by way of stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation, or other corporate reorganization).
     “Series C Preferred Stock” shall mean the Company’s Series C Preferred Stock, par value $0.01 per share, and any other shares of stock issued or issuable with respect thereto (whether by way of stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation, or other corporate reorganization).
     “Shares” shall mean shares of the Company’s Series A Preferred Stock and Series C Preferred Stock.
     “Warrant” means the warrant to purchase Common Stock of the Company issued to Spirit, dated June 2004, as amended and/or amended and restated from time to time and as adjusted in accordance with that certain Notice of Adjustment dated August 12, 2005.
SECTION 2
REGISTRATION
     2.1 Demand Registration.
          (a) Subject to the conditions of this Section 2.1, if the Company shall receive a written request from the Investors holding at least a majority of the Registrable Securities held by Investors that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities and the aggregate offering price to the public of any such offering would exceed $10,000,000 (a “Qualified Public Offering”), then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Investors, and subject to the limitations of this Section 2.1, use its reasonable commercial efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Investors request to be registered. The Investors requesting registration pursuant to this Section 2.1 shall be referred to as the “Initiating Holders.”
          (b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1 and the Company shall include such information in the written notice referred to in Section 2.1(a). In such event, the right of any Investor to include its Registrable Securities in such registration shall be conditioned upon such Investor’s participation in such underwriting and the inclusion of such Investor’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Investor) to the extent provided herein. All Investors proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities), then the Company shall so advise all Investors whose Registrable Securities would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to such Investors on a pro rata basis based on the number of Registrable Securities held by all such Investors (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.
          (c) The Company shall not be required to effect a registration pursuant to this Section 2.1:
          (i) after the Company has effected two (2) such registrations, and such registrations have been declared or ordered effective;
          (ii) during the period starting with the date of filing of, and ending on the date ninety (90) days following the effective date of the registration statement pertaining to the Initial Offering; provided that the Company makes reasonable good faith efforts to cause such registration statement to become effective;
          (iii) if, within thirty (30) days of receipt of a written request from Initiating Holders pursuant to Section 2.1(a), the Company gives notice to the Investors of the Company’s intention to make a Qualified Public Offering within ninety (90) days;
          (iv) if the Company shall furnish to the Investors requesting a registration statement pursuant to this Section 2.1 a certificate signed by the Chairman of the Board stating that, in the good faith judgment of a majority of the Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than sixty (60) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period; or
          (v) Until the Company has completed its Initial Offering or August 24, 2009, whichever is sooner.
     2.2 Piggyback Registrations.
          (a) The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to employee benefit plans or with respect to corporate reorganizations or other transactions under Rule 145 of the Securities Act) and will afford each such Holder an opportunity to include in such registration statement all or part of the Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within twenty (20) days after the receipt of the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities held by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offering of its securities, all upon the terms and conditions set forth herein.
          (b) If the registration statement under which the Company gives notice under this Section 2.2 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of the Agreement, if the underwriter and/or the Company determine in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated first, among the Investors, if any, seeking registration under Section 2.1 hereof on a pro rata basis based on the total number of Registrable Securities held by the Investors and second, to the Common Stockholders and Spirit, if any, seeking registration under this Section 2.2 hereof on a pro rata basis based on the total number of Registrable Securities held by the Common Stockholders and Spirit. No such reduction shall reduce the securities being offered by the Company for its own account to be included in the registration and underwriting, and in no event shall the amount of securities of the selling Holders included in the registration be reduced below thirty percent (30%) of the total amount of securities included in such registration, unless such offering is the Initial Offering and such registration does not include shares of any other selling stockholder (other than the stockholder(s), if any, invoking the demand registration), in which event any or all of the Registrable Securities of the Investors may be excluded. In no event will shares of any other selling stockholder be included in such registration that would reduce the number of shares that may be included by Holders without the prior written consent of Holders of not less than seventy-five percent (75%) of the Registrable Securities on an as-converted basis proposed to be sold in the offering.
          (c) Upon an affirmative vote of a majority of the directors of the Company, the Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.4 hereof.
     2.3 Form S-3 Registration. Subject to the conditions of this Section 2.3 and after the Company has completed its Initial Offering, in the event the Company receives from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:
          (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and
          (b) as soon as practicable, use its reasonable commercial efforts to effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.3:
          (i) if Form S-3 (or any successor or similar form) is not available for such offering by the Holders or if the Company is not eligible to use such form;
          (ii) if the Holders propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $1,000,000;
          (iii) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than sixty (60) days after receipt of the request of the Holder or Holders under this Section 2.3; provided, that such right to delay a request shall be exercised by the Company not more than twice in any twelve (12) month period; or
          (iv) after the Company has effected two (2) such registrations for Investors pursuant to this Section 2.3 and two (2) such registrations for the Common

Stockholders and Spirit, collectively, pursuant to this Section 2.3, and such registrations have been declared or ordered effective.
          (c) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.
     2.4 Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.1 or any registration under Section 2.2 or Section 2.3 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the Holders of the securities so registered pro rata on the basis of the number of shares so registered.
     2.5 Obligations of the Company. Whenever required by the provisions of this Agreement to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
          (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days or, if earlier, until the Holder or Holders have completed the distribution related thereto.
          (b) Subject to Section 2.7 hereof, prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.
          (c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.
          (d) Use all reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.
          (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.
          (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.
          (g) Cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed.
          (h) Promptly provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of the registration statement.
          (i) Furnish, at the request of a majority of the Holders participating in the registration, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration addressed to the underwriters, if any, and if permitted by applicable accounting standards, to the Holders requesting registration of Registrable Securities.
          (j) Promptly following the effectiveness of such registration statement, notify each Holder of such Registrable Securities of the effectiveness of such registration statement and thereafter, notify each Holder of such Registrable Securities of any request by the SEC for the amending or supplementing of such registration statement or prospectus.
     2.6 Termination of Registration Rights. All registration rights granted under this Section 2 shall terminate on, and be of no further force and effect after, August 24, 2015, unless otherwise set forth herein.
     2.7 Delay of Registration; Furnishing Information.
          (a) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.
          (b) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.1, 2.2 or 2.3 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

          (c) If the Company shall notify a Holder pursuant to Section 2.5(f) of this Agreement that a prospectus required to be delivered includes an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, the Holders shall not make any sales of Registrable Securities using such prospectus; provided, however, that the Company must furnish the Holder with a prospectus that may be used to sell Registrable Securities within thirty (30) days after notifying the Holder pursuant to Section 2.5(f) hereof, and provided further, that the Company may not delay the Holder’s ability to sell Registrable Securities pursuant to this Section 2.7(c) for more than sixty (60) days in any twelve month period.
     2.8 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.1, 2.2 or 2.3:
          (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, managers, officers, directors and legal counsel of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements’ omissions or violations (each a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises solely out of or is based solely upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.
          (b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers, and legal counsel and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder (or its authorized agent) and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is finally judicially determined that there was such a Violation; provided, however, in no event shall any indemnity under this Section 2.8 exceed the net proceeds from the offering received by such Holder.
          (c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.
          (d) If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the proceeds from the offering received by such Holder.

          (e) The obligations of the Company and Holders under this Section 2.8 shall survive completion of any offering of Registrable Securities in a registration statement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. No indemnifying party shall be liable to any indemnified party in respect of any amounts due in settlement of any claim or litigation without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld.
     2.9 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Investor to a transferee or assignee of Registrable Securities; provided, however, (a) the transferor shall, within fifteen (15) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned, and (b) such transferee shall agree in writing to be subject to all rights and restrictions applicable to Investors set forth in this Agreement, and such transferee or assignee shall thereby become an “Investor” for purposes of this Agreement. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may not be assigned by any Common Stockholder or Spirit to a transferee or assignee of Registrable Securities; provided, however, that any Common Stockholder or Spirit may elect to transfer its rights pursuant to this Section 2 to any other Common Stockholder or an Affiliate of such Common Stockholder or Spirit, if (a) the transferor shall, within fifteen (15) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned, and (b) such transferee shall agree in writing to remain subject to all rights and restrictions applicable to the Common Stockholders set forth in this Agreement, and such transferee or assignee shall thereby become a “Common Stockholder” for purposes of this Agreement.
     2.10 Limitation on Subsequent Registration Rights. After the date of this Agreement, the Company shall not, without the prior written consent of the Investors of at least fifty percent (50%) of the Registrable Securities held by Investors and the prior written consent of the Holders of at least fifty percent (50%) of the Registrable Securities held by Holders, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights senior to those granted to the Investors hereunder.
     2.11 “Market Stand-Off” Agreement. If requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall not sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) for a period specified by the representative of the underwriters not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act, provided that
          (a) such agreement shall apply only to the Company’s Initial Offering; and

          (b) all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities enter into similar agreements.
     The obligations described in this Section 2.11 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period.
     2.12 SEC Compliance. After the earliest of (i) the closing of the sale of securities of the Company pursuant to a registration statement, (ii) the registration by the Company of a class of securities under Section 12 of the Exchange Act, or (iii) the issuance by the Company of an offering circular pursuant to Regulation A under the Securities Act, the Company agrees to:
          (a) make and keep current public information about the Company available, as those terms are understood and defined in Rule 144 promulgated under the Securities Act;
          (b) use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and
          (c) furnish to any Holder of Registrable Securities upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as such holder may reasonably request to avail itself of any similar rule or regulation of the SEC allowing it to sell any such securities without registration.
SECTION 3
COVENANTS OF THE COMPANY
     3.1 Basic Financial Information and Reporting.
          (a) The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles and which shall be true and correct in all material respects and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles.
          (b) So long as any Investor or its Affiliates shall own any Shares, as soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, the Company will furnish the Investors a consolidated balance sheet of the Company, as at the end of such fiscal year, and a consolidated statement of income and a consolidated statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of regional standing that is familiar with DOE regulatory and audit issues selected by the Company’s Board of Directors, and a Company-prepared comparison to the Company’s operating plan for such year.
          (c) So long as any Investor or its Affiliates shall own any Shares, the Company will furnish the Investors, as soon as practicable after the end of each calendar month and in any event within thirty (30) days thereafter, (i) historical financial statements of the Company, including a consolidated balance sheet of the Company as of the end of each month, and a consolidated statement of income and a consolidated statement of cash flows of the Company for such month and for the current fiscal year to date prepared in accordance with generally accepted accounting principles, and (ii) a projected statement of cash flows of the Company for the next twelve (12) months prepared in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.
          (d) So long as any Investor or its Affiliates shall own any Shares, the Company will furnish to the Investors (i) no later than thirty (30) days prior to the beginning of each fiscal year, a copy of the Business Plan, and as soon as available, any subsequent revisions or supplements thereto, (ii) all material correspondence with the Company’s lenders within ten (10) business days after the date of such correspondence, and (iii) as soon as practicable after the end of each month, and in any event within thirty (30) days thereafter, a consolidated balance sheet of the Company as of the end of each such month, and a consolidated statement of income and a consolidated statement of cash flows of the Company for such month and for the current fiscal year to date, including a comparison to plan figures for such period, prepared in accordance with generally accepted accounting principles consistently applied, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.
          (e) So long as any Investor or its Affiliates shall own any Shares, the Company will furnish to the Investors, reasonably promptly in advance of any meeting of the Board of Directors, copies of the materials provided to the Board members for any such meeting.
          (f) So long as any Investor or its Affiliates shall own any Shares, the Company will furnish to the Investors, promptly upon receipt thereof, any written report, so-called “management letter,” and any material written communication submitted to the Company by its independent public accountants relating to the business, prospects or financial condition of the Company.
          (g) So long as any Investor or its Affiliates shall own any Shares, the Company will furnish to the Investors, promptly upon receipt thereof, any written report and any material written communication submitted to the Company by any Regulatory Entity, including, but not limited to, any assertion by any Regulatory Entity that the Company or the School is not in material compliance with the terms of its Regulatory Approval or with any laws, regulations or requirements administered by such Regulatory Entity.

          (h) So long as any Investor or its Affiliates shall own any Shares, the Company will furnish to the Investors, promptly upon the occurrence or commencement thereof, notice of (i) all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Company which, if successful, could have a Material Adverse Effect on the Company; (ii) all material defaults by the Company (whether or not declared) under any agreement for money borrowed (unless waived or cured within applicable grace periods); (iii) all material defaults by the Company or third party under any contract, agreement or arrangement which are material to the Company and its subsidiaries, taken as a whole, or to the business or operations of the Company.
          (i) So long as any Investor or its Affiliates shall own any Shares, the Company will furnish to the Investors, promptly upon sending, making available or filing the same, all reports and financial statements as the Company shall send or make available generally to the stockholders of the Company as such.
          (j) So long as any Investor or its Affiliates shall own any Shares, the Company will furnish to the Investors as soon as reasonably practicable, (but in any event at least one (1) Business Day prior to release), a draft of any press release of the Company pertaining to any significant development with regard to the Company’s operations, management or financial condition.
          (k) So long as any Investor or its Affiliates shall own any Shares, the Company will provide to the Investors such other information with regard to the business, properties or the condition or operations, financial or otherwise, of the Company, as Endeavour may from time to time reasonably request.
          (l) So long as any Common Stockholder or its Affiliates shall own any shares of Common Stock, the Company will provide to the Common Stockholders copies of information provided to the Investors or their Affiliates under this Section 3.1.
     3.2 Inspection Rights. The Investors shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested.
     3.3 Taxes. The Company will pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of the Company, provided that the Company shall not be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if the Company shall have set aside on its books adequate reserves with respect thereto.

     3.4 Insurance. The Company will obtain and maintain with financially sound and reputable insurers directors and officers’ liability insurance in a reasonable amount determined by the Board of Directors.
     3.5 Compliance With Laws. The Company will comply with all applicable laws, rules, regulations and orders of any governmental authority, the noncompliance with which could have a Material Adverse Effect on the Company.
     3.6 Corporate Existence. The Company will at all times preserve and keep in full force and effect its corporate existence, and rights and franchises material to the business of the Company, and will qualify to do business as a foreign corporation in any jurisdiction where the failure to do so would have a Material Adverse Effect on the Company.
     3.7 Business Plan. Prior to the end of each fiscal year, the Company will prepare and submit to its Board of Directors for its approval prior to such year end an operating plan and budget, cash flow projections and profit and loss projections, all itemized in reasonable detail for the immediately following year (collectively referred to herein as the “Business Plan”).
     3.8 Meetings of the Board of Directors. The directors shall schedule regular meetings not less frequently than once every quarter, unless otherwise determined by the Board of Directors, provided, however, that the Endeavour Directors or the holders of a majority of the outstanding shares of Series A Preferred Stock shall have the right to call additional meetings of the Board of Directors by giving at least twenty-four (24) hour notice in the form and manner set forth in the Company’s Bylaws. The Company shall reimburse directors for all reasonable direct out of pocket expenses incurred in attending such meetings.
     3.9 Confidentiality of Records. The Investors each agree to use, and to use its best efforts to ensure that its authorized representatives use, the same degree of care as each uses to protect its own confidential information to keep confidential any information furnished to it which the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that each of the Investors may disclose such proprietary or confidential information to any partner, subsidiary or parent of it for the purpose of evaluating its investment in the Company as long as such partner, subsidiary or parent is advised of the confidentiality provisions of this Section 3.9 and agrees to comply with this Section 3.9.
     3.10 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Shares, all Common Stock issuable from time to time upon such conversion.
     3.11 Negative Covenants of the Company.
          (a) Without limiting any other covenants and provisions hereof, the Company covenants and agrees that it shall comply with each of the provisions of this Section 3.11(a) until the consummation of the Initial Offering unless failure to comply with any such covenant is waived by at least a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class:

          (i) The Company shall not redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) or declare and pay or set aside funds for the payment of any dividend with respect to, any share or shares of capital stock, purchase, redeem, retire, or otherwise acquire for value any of its capital stock (or rights, options or warrants to purchase capital stock) now or hereafter outstanding, return any capital to its stockholders as such, or make any distribution of assets to is stockholders as such.
          (ii) The Company shall not authorize or issue, or obligate itself to authorize or issue, (A) additional shares of Series A Preferred Stock or Series C Preferred Stock, (B) any new class or series of stock, or any other securities convertible into equity securities of the Company, ranking on parity with or senior to the Series A Preferred Stock and Series C Preferred Stock in right of redemption, liquidation preference, dividends, or right of voting; or (C) any shares of Common Stock (or rights, options or warrants to purchase Common Stock) if such issuance (or exercise of such right, option or warrant) would result in the Company having more than 18,000 shares of Common Stock issued and outstanding (such number to be adjusted in respect of any stock split, stock dividend, combination, recapitalization or the like).
          (iii) The Company shall not amend, restate, modify or alter the rights, preferences and privileges of the Series A Preferred Stock or Series C Preferred Stock.
          (iv) The Company shall not merge or consolidate with any other corporation, or sell, assign, license, lease or otherwise dispose of or voluntarily part with the control of (whether in one transaction or in a series of transactions) all, or any significant portion, of its assets (whether now owned or hereinafter acquired), including without limitation sales of the Company’s intellectual property and technology, or consent to any liquidation, dissolution or winding up of the Company, or effect any transaction or series of transactions in which the holders of the Company’s voting interests prior to such transaction or series of transactions hold less than 50% of the voting interests of the Company following such transaction or series of transactions.
          (v) The Company shall not increase or decrease the number of directors constituting the Company’s Board of Directors.
          (vi) The Company shall not amend, restate, modify or alter the bylaws or the Certificate of Incorporation of the Company in a manner which adversely affects the rights and preferences of the holders of the Series A Preferred Stock and Series C Preferred Stock.
          (vii) The Company shall not enter into any transaction or amend any existing agreement with any officer or director of the Company or holder of any shares of capital stock of the Company, or any member of their respective immediate families or any corporation or other entity directly or indirectly controlled by one or more of such officers, directors or stockholders or members of their immediate families except for compensation arrangements approved by the Board of Directors and entered into in the ordinary course of business and consistent with past practice.

          (viii) The Company shall not enter into a line of business that does not relate to its operation of a regionally accredited higher or post-secondary education business or enact material changes to its current programs or operations, unless such material changes are described in the Business Plan, or an amendment or supplement thereto, and approved by the Board of Directors.
          (b) Without limiting any other covenants and provisions hereof, the Company covenants and agrees until the consummation of the Initial Offering, that unless the following action is approved by the Endeavour Directors, the Company shall not:
          (i) Enter into or amend, restate, modify or alter any agreement or arrangement with any governmental authority or any contract, agreement or arrangement valued at more than $250,000 or which obligates the Company to make aggregate expenditures in excess of $250,0000 (each, a “Material Contract”);
          (ii) Make, enter into or amend any contract, agreement or arrangement which obligates the Company to make, any capital expenditure in any single transaction in excess of $250,000, or in the aggregate amount per year in excess of $500,000;
          (iii) Incur indebtedness for borrowed money (excluding trade debt, debt pursuant to revolving credit facilities approved by the Board, or other debt incurred in the ordinary course of business) in any single transaction in excess of $250,000, or in the aggregate amount per year in excess of $500,000;
          (iv) Acquire or sell, or enter into or amend any contract, agreement or arrangement which obligates the Company to acquire or sell, any equity interest in any subsidiary;
          (v) Grant, enter into or amend any contract, agreement or arrangement which obligates the Company to grant, any lien or security interest on any material asset of the Company;
          (vi) Hire or terminate any officer of the Company or any other employee or consultant with gross annual compensation in excess of $150,000 or increase the compensation of any such officer, employee or consultant in excess of that compensation customarily paid to management in companies of similar size, or similar maturity, and in similar business, all as reasonably determined by the Endeavour Directors;
          (vii) Retain or terminate the Company’s auditor;
          (viii) Retain or terminate any accounting, legal or lobbying organization providing services to the Company;
          (ix) Approve any Business Plan; or
          (x) Issue any press release pertaining to any significant development with regard to the Company’s operations, management or financial condition.

     3.12 Termination of Covenants. All covenants of the Company contained in this Section 3 shall expire and terminate on the effective date of the registration statement pertaining to the Initial Offering.
SECTION 4
MISCELLANEOUS
     4.1 Governing Law; Venue. This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to the conflicts of laws rules of such State). The parties agree and consent to the jurisdiction of the state and federal courts located in Delaware and acknowledge that such courts shall constitute proper and convenient forums for the resolution of any actions between the parties hereto with respect to the subject matter hereof, and agree that such courts shall be the sole and exclusive forums for the resolution of any actions between the parties hereto with respect to the subject matter hereof.
     4.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.
     4.3 Severability. If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision and be legal, valid and enforceable. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.
     4.4 Amendment and Waiver. Any amendment, change or modification of this Agreement shall be void unless in writing and signed by all parties hereto. No failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a wavier of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.
     4.5 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder’s part of any breach, default or noncompliance under the Agreement or any waiver on such Holder’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.
     4.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, or three business days after deposit in the United States mail, first-class, postage prepaid and one business day after deposit with a reputable overnight courier service, or by facsimile (with proof of transmission), upon transmission, addressed to the respective parties hereto at the addresses indicated by the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the other parties hereto.
     4.7 Headings. The descriptive section headings are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement.
     4.8 Complete Agreement. This Agreement and the other agreements referred to herein, constitute the entire agreement between the parties hereto and supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof.
     4.9 Counterparts; Facsimile Copies. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Signatures sent to the other parties by facsimile shall be binding as evidence of acceptance of the terms hereof by such signatory party.
[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement as of the date set forth in the first paragraph hereof.

COMPANY:

GRAND CANYON EDUCATION, INC.

By:	/s/ Brent Richardson
Name:	Brent Richardson
Its:	Executive Chairman

SERIES A PREFERRED STOCKHOLDERS:

ENDEAVOUR CAPITAL FUND IV, L.P.

By:	Endeavour Capital IV, LLC
Its:	General Partner

By:	/s/ D. Mark Dorman
Name:	D. Mark Dorman
Its:	Principal

ENDEAVOUR ASSOCIATES FUND IV, L.P.

By:	Endeavour Capital IV, LLC
Its:	General Partner

By: Name:	/s/ D. Mark Dorman D. Mark Dorman
Its:	Principal

ENDEAVOUR CAPITAL PARALLEL FUND, IV, L.P.

By:	Endeavour Capital IV, LLC
Its:	General Partner

By: Name:	/s/ D. Mark Dorman D. Mark Dorman
Its:	Principal
Signature Page — Amended and Restated Investor Rights Agreement

220 GCU, L.P.

By:	220 GCU GP, L.P
Its:	General Partner

By:	220 Management, LLC
Its:	General Partner

By:	/s/ Charles M. Preston III
Name:	Charles M. Preston III
Its:	Managing Director

COMMON STOCKHOLDERS:

RICH CROW LLC

By: Name:	/s/ Brent Richardson Brent Richardson
Its:	Manager

MASTERS ONLINE, LLC

By:	/s/ Brent Richardson
Name:	Brent Richardson
Its:	Manager

220 EDUCATION, LP

By:	220 Management, LLC
Its:	General Partner

By:	/s/ Charles M. Preston III
Name:	Charles M. Preston III
Its:	Managing Director
Signature Page — Amended and Restated Investor Rights Agreement

220-SIGED, LP

By:	220 Education, LP
Its:	General Partner

By:	220 Management, LLC
Its:	General Partner

By:	/s/ Charles M. Preston III
Name:	Charles M. Preston III
Its:	Managing Director

SIGNIFICANT VENTURES, LLC

By:	/s/ Michael Clifford
Name:	Michael Clifford
Its:	Chairman

SV ONE, LP

By:	SV One GP, LP
Its:	General Partner

By:	SV Holdings, LLC
Its:	General Partner

By:	/s/ Charles M. Preston III
Name:	Charles M. Preston III
Its:	Managing Director

CAREY FAMILY TRUST

By:	/s/ Jack Carey
Name:	Jack Carey
Its:	Trustee
Signature Page — Amended and Restated Investor Rights Agreement

LAVACA SIGED, LLC

By:	/s/ Bryan W. Lee
Name:	Bryan W. Lee
Its:	Manager

BLANCHARD EDUCATION, LLC

By:	/s/ Thomas McKee
Name:	Thomas McKee
Its:	President

SPIRIT:

SPIRIT MANAGEMENT COMPANY

By:	/s/ Michael T. Bennett
Name:	Michael T. Bennett
Its:	Senior Vice President
Signature Page — Amended and Restated Investor Rights Agreement

SCHEDULE A
Investors
Endeavour Capital Fund IV, L.P.
Endeavour Associates Fund IV, L.P.
Endeavour Capital Parallel Fund, IV, L.P.
220 GCU, L.P.
Common Stockholders
Rich Crow LLC
Masters Online, LLC
220 Education, LP
220-SigEd, LP
Significant Ventures, LLC
SV One, LP
Carey Family Trust
Lavaca SigEd, LLC
Blanchard Education, LLC